Exhibit 99.1

January 16, 2025
To our valued members,
As we welcome the new year, I want to take this opportunity to reflect on the achievements of 2024 and share our priorities for 2025.
We are proud that FHLBank Indianapolis delivered strong financial results in 2024, reflecting our steadfast commitment to serving your needs as members while maintaining the financial strength and stability of the Bank. These results allowed us to continue supporting your liquidity needs while investing at record levels in the communities you serve.
In 2025, we will stay focused on providing programs designed to help you meet your financial needs and support your efforts to strengthen your local communities. As always, meeting your needs remains at the heart of everything we do, and we remain fully committed to that mission.
We also recognize that the coming change in White House administration may bring shifts in public policy and rulemaking that could impact the Federal Home Loan Banks. We are closely monitoring developments in Washington and will keep you informed about any changes that affect our Bank and its role in supporting your businesses and communities.
As we look to the year ahead, we do so with deep gratitude for your partnership and support. We will continue to ensure the Bank remains a reliable and valued partner in meeting our members’ needs.
Thank you for your confidence and trust. The team at FHLBank Indianapolis looks forward to working with you in 2025 and beyond.
Sincerely,
Cindy Konich
President and CEO